UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2021

TETRA Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13455	74-2148293
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TTI	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2021, TETRA Technologies, Inc., a Delaware corporation (“TETRA”), and certain of its subsidiaries entered into an amendment (the “ABL Credit Agreement Amendment”) to the Credit Agreement dated as of September 10, 2018 (as previously amended, the “ABL Credit Agreement”), by and among TETRA, certain subsidiaries of TETRA party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and each of the lenders and issuing banks party thereto.

The ABL Credit Agreement Amendment amended the ABL Credit Agreement by, among other things, (a) extending the maturity date of the ABL Credit Agreement from September 10, 2023, to May 31, 2025, and (b) incorporating a new $15,000,000 subfacility under the ABL Credit Agreement, subject to a borrowing base consisting of certain inventory and receivables of TETRA Technologies U.K. Limited, a limited liability company incorporated in England and Wales (the “UK Borrower”), which provides a revolving line of credit to the UK Borrower in U.S. dollars and British Pounds Sterling.  TETRA estimates that the inclusion of the inventory and receivables of TETRA Technologies U. K. Limited would result in an increase to the borrowing base of the ABL Credit Agreement as of July 30, 2021 by approximately $9.4 million as compared to the borrowing base under the ABL Credit Agreement prior to the effectiveness of the ABL Credit Agreement Amendment. In addition, the ABL Credit Agreement Amendment further amended the ABL Credit Agreement by (a) decreasing the commitments of the lenders under TETRA’s U.S. dollar denominated revolving line of credit from $100,000,000 to $80,000,000, (b) modifying the accordion feature set forth in the ABL Credit Agreement to allow TETRA to request that the commitments thereunder be increased from time to time by up to $20,000,000.00 in the aggregate, (c) increasing the applicable margin for loans made thereunder by 0.25% per annum, (d) including LIBOR fallback language, and (e) amending certain other provisions as set forth therein (such amendments and the other transactions contemplated by the ABL Credit Agreement Amendment, collectively, the “ABL Credit Agreement Amendment Transactions”).

In connection with the ABL Credit Agreement Amendment, TETRA entered into an amendment (the “Term Loan Agreement Amendment”) to the Credit Agreement dated as of September 10, 2018 (as previously amended, the “Term Loan Agreement”), by and among TETRA, Wilmington Trust, National Association, as administrative agent, and each of the lenders party thereto, in order to, among other things, permit the ABL Credit Agreement Amendment Transactions thereunder and to provide LIBOR fallback language.  In connection with the Term Loan Agreement Amendment, TETRA chose to pre-pay term loans outstanding under the Term Loan Agreement in an amount equal to $8,157,000, which amounts were due in spring of 2022.

The preceding description of the ABL Credit Agreement Amendment and the Term Loan Agreement Amendment is a summary and is qualified in its entirety by the ABL Credit Agreement Amendment and the Term Loan Agreement Amendment, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Second Amendment to the Credit Agreement dated as of July 30, 2021, by and among TETRA, certain subsidiaries of TETRA party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and each of the lenders and issuing banks party thereto.

10.2	Amendment to Credit Agreement dated as of July 30, 2021, by and among TETRA, Wilmington Trust, National Association, as administrative agent, and each of the lenders party thereto.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/ Brady M. Murphy
Brady M. Murphy.
President and Chief Executive Officer

Date: July 30, 2021

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